EXHIBIT 5.1
Cident Law Group PLLC

1425 Broadway Avenue #454, Seattle, Washington 98122 - Phone: 206.774.3697 Fax: 206.577.3894

E-Mail: m.maza@cidentlaw.com Web: www.cidentlaw.com

Date: April 9, 2010

Karen Aalders, Secretary
Skreem Studios, Inc.
11637 Orpington Street
Orlando, Florida 32817

RE: Filing Registration Statement on Form S-1 for Skreem Studios, Inc.

Dear Karen Aalders:

You have requested my opinion as counsel for SKREEM STUDIOS, INC., a Florida corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 1,000,000 shares of the Company's common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”).

In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended; (iii) the Company’s Bylaws; (iv) certain records of the Company’s corporate proceedings, including such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (v) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records, as I have deemed necessary for the preparation of this opinion. I have also reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the shares of Common Stock.

In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents. I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America.

Based upon the foregoing, I am of the opinion that the shares of Common Stock covered by this Registration Statement have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Interests of Named Experts and Counsel”.

High regards,

/s/ Matthew Maza
Matthew Maza
Attorney-at-Law